Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-203591 and No. 333-225501) on Form S-8 and (No. 333-237139) on Form S-3 of our reports dated February 25, 2022, with respect to the consolidated financial statements and financial statement schedules I to III, of Uniti Group Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas
February 25, 2022